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Exhibit 99. (d)(4)

                    FLAG INVESTORS COMMUNICATIONS FUND, INC.

                  (FORM OF) AMENDMENT TO SUB-ADVISORY AGREEMENT



         This Amendment is made _______________ between FLAG INVESTORS COMMUNICATIONS FUND, INC., a Maryland corporation (the "Fund"), INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor") and ALEX. BROWN INVESTMENT MANAGEMENT, a limited partnership (the "Sub-Advisor"). This amendment will revise the Sub-Advisory Agreement between FLAG INVESTORS COMMUNICATIONS FUND, INC., INVESTMENT COMPANY CAPITAL CORP. and ALEX. BROWN INVESTMENT MANAGEMENT dated June 4, 1999.

         WHEREAS, the parties wish to amend the Sub-Advisory Agreement; and

         NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

Paragraph One of Section 8. Compensation. is amended to add the following
                            ------------
sentence at the end of the paragraph:


             Fees payable to the Sub-Advisor by the Advisor will be reduced to an annual rate of 30 basis points of the aggregate net assets of the Flag Investors Communications Fund, Flag Investors Equity Partners Fund and Flag Investors Value Builder Fund that exceed $3.75 billion.

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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above

[SEAL]            FLAG INVESTORS COMMUNICATIONS FUND, INC.

                  By:________________________________
                  Name:  Amy M. Olmert
                  Title: Secretary

[SEAL]            INVESTMENT COMPANY CAPITAL CORP.

                  By:________________________________
                  Name:  Edward J. Veilleux
                  Title: Executive Vice President

[SEAL]            ALEX. BROWN INVESTMENT MANAGEMENT

                  By:________________________________
                  Name:  Bruce E. Behrens
                  Title: Vice President and Principal